SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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ProAssurance Corporation

(Name of Registrant as Specified in Its Charter)

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PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 23, 2018

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 23, 2018, in the Fifth Floor Boardroom at the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect four (4) directors of ProAssurance as Class II directors to serve until the 2021 annual meeting and one (1) director of ProAssurance as a Class III director to serve until the 2019 annual meeting and, in each case, until his successor is elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors;

(3)	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set March 26, 2018, as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting only if you were a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2017, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby

Secretary

April 13, 2018

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

PROXY STATEMENT

Annual Meeting of Stockholders

to be held May 23, 2018

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance” or the “Company,” on behalf of ProAssurance’s Board of Directors on or about April 13, 2018. Our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of ProAssurance’s Stockholders to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 23, 2018, in the Fifth Floor Boardroom of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect one (1) member to the Board of Directors of ProAssurance as a Class III director to serve until the 2019 annual meeting, and four (4) members to the Board of Directors of ProAssurance as Class II directors to serve until the 2021 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors. Additionally, stockholders will be asked to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); and FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

What is the record date and what does it mean?

The Board of Directors set March 26, 2018, as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 62,960,615 issued shares of our common stock, par value $0.01 per share (“Common Stock”). Of that amount, we hold 9,367,545 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when proxies for shares held by brokers or nominees for beneficial owners are received but not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by using the internet in accordance with instructions on the enclosed proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name?”

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name?”

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with Computershare, our transfer agent, you are considered the record owner of those shares.

How do I appoint my proxy on the internet?

You can appoint your proxy at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

The internet and telephone procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

Proxy appointments must be received by 11:59 p.m., Central Daylight Time, on May 22, 2018. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. You may also revoke your proxy by voting your shares at the annual meeting. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2018 Annual Meeting of Stockholders (the 2017 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2017 Annual Report also will be available through the “Investor Relations” section of our website at http://investor.ProAssurance.com/docs until at least May 23, 2019. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this proxy statement, our 2017 Annual Report to the Stockholders and 2017 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Frank B. O’Neil at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

How can I get information or documents regarding corporate governance at ProAssurance?

Our Board of Directors has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. Printed copies of our committee charters, Corporate Governance Principles, and Code of Ethics and Conduct may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2018 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The term for our Class II directors will expire at the 2018 annual meeting. The Board of Directors has nominated M. James Gorrie, Ziad R. Haydar, M.D., Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D.

for election to the Board of Directors at the 2018 annual meeting as Class II directors. The Board of Directors has also nominated Kedrick D. Adkins, Jr., C.P.A., for election to the Board of Directors at the 2018 annual meeting as a Class III director.

At the annual meeting, you will be asked to elect the following persons as Class II directors to hold office for terms ending at the annual meeting of stockholders to be held in 2021:

M. James Gorrie (Age 55) has served as a director of ProAssurance since May 2012. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, Inc. in Birmingham, Alabama, a construction firm with recent annual revenues in excess of $2 billion. He holds a B.S. in Building Science from Auburn University and serves as a Director of First Commercial Bank (a division of Synovus Bank (NYSE: SNV), one of the largest community banks in the Southeast) and Energen Corporation (NYSE: EGN) in Birmingham, a public oil and gas exploration and production company.

Ziad R. Haydar, M.D. (Age 55) has served as a director of ProAssurance since May 2015. He is Senior Vice President and Chief Clinical Officer of Ascension Health in St. Louis Missouri. Ascension Health is the largest not-for-profit and largest Catholic health system in the United States. Dr. Haydar began his tenure at Ascension Health in 2010 as its Vice President Clinical Excellence and Physician Integration until he was promoted to Vice President and Chief Medical Officer in 2011, and he served in that position until his appointment to his current position in July 2015. Prior to 2010, Dr. Haydar was an executive with Baylor Health Care System in Dallas, Texas. Dr. Haydar received his M.D. degree from American University in Beirut, trained in Family Medicine at the Medical University of South Carolina, and completed a fellowship in Geriatrics and Gerontology at Johns Hopkins University School of Medicine.

Frank A. Spinosa, D.P.M. (Age 63) has served as a director of ProAssurance since May 2012. Dr. Spinosa is a board-certified podiatrist and practices as a partner at Foot and Ankle Associates of New Mexico in Albuquerque, New Mexico. Dr. Spinosa serves as a member of the Board of Trustees of New Mexico Podiatric Medical Association. He served as a member of the Board of Trustees of the American Podiatric Medical Association through March 2016, and is a past president of both the American Podiatric Medical Association and the New York State Podiatric Medical Association. He has taught as an Associate Professor of Radiology at the New York College of Podiatric Medicine.

Thomas A. S. Wilson, Jr., M.D. (Age 56) has served as a director of ProAssurance since May 2012. Dr. Wilson is a board-certified neurosurgeon with Neurosurgical Associates, P.C., in Birmingham, Alabama. He holds a B.S. in natural science and mathematics from Washington & Lee University and an M.D. from Vanderbilt University. He completed an internship in general surgery and a residency in neurosurgery at Bowman Gray School of Medicine, Wake Forest University.

At the annual meeting, you will also be asked to elect the following nominee as a Class III director to hold office for a term ending at the annual meeting of stockholders to be held in 2019:

Kedrick D. Adkins Jr., C.P.A. (Age 65) is a first-time nominee for election to the Board of Directors. Prior to his retirement in December 2017, Mr. Adkins served as the Chief Financial Officer for the Mayo Clinic for four years. He also served as the President of Integrated Services of Trinity Health Care from 2007 to 2014. Prior to his service at Trinity Health Care, Mr. Adkins had a 30-year tenure at Accenture, a global management consulting firm. Mr. Adkins holds a B.S. in Industrial and Operations Engineering and an M.B.A. in Finance and Accounting from the University of Michigan. In addition, Mr. Adkins is a certified public accountant. In the past five years, Mr. Adkins has served on the Advisory Board of Welsh, Carson, Anderson & Stowe, an investment firm specializing in healthcare and technology, and the board of directors for Christus Health, the University of Michigan Hospital System, and Medical Memory, a medical technology startup.

The persons named in our Board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees have been approved, recommended and nominated for election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable conditional resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

Our By-Laws require majority voting for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). Directors in uncontested elections must receive a greater number of votes “for” their election than votes “withheld” from such election. Our By-Laws provide that directors in contested elections are elected under a plurality vote standard in which nominees receiving the most votes are elected, regardless of how many shares are voted against the nominee. A contested election is one in which there are more nominees than directors to be elected. The election of directors pursuant to this Proposal 1 is an uncontested election.

With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. The New York Stock Exchange (“NYSE”) prohibits brokers from voting uninstructed shares in a proposal relating to, among other corporate governance items, the election of directors. As a result, if you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the election of the directors, your broker will not vote for you on Proposal 1 (election of directors). The vote required for Proposal 1 (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal.

Under the laws of Delaware, ProAssurance’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes “withheld” than cast “for” the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors’ nomination of that director, a written irrevocable resignation as a director to be effective after the annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of “withheld” votes from his or her election than votes “for” such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director’s tenure, (iv) the nominee’s qualifications, (v) the nominee’s past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of “withheld” votes in the uncontested election. A director who is elected in an uncontested election but who received a greater number of “withheld” votes will serve as a director until the Board accepts such director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen. The Board of Directors is currently comprised of ten directors. If all nominated directors are elected at the 2018 annual meeting, the size of the Board of Directors will increase to eleven directors.

The Board of Directors has nominated M. James Gorrie, Ziad R. Haydar, M.D., Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D. for election to the Board of Directors at the 2018 annual meeting as Class II directors and Kedrick D. Adkins Jr., C.P.A. for election to the Board of Directors at the 2018 annual meeting as a Class III director as set forth above under the caption “Proposal 1 — Election of Directors.” Mr. Gorrie, and Drs. Haydar, Spinosa, and Wilson are currently Class II directors whose terms will expire at the annual meeting. Mr. Adkins has been nominated to serve as a Class III director, and his term will expire at the 2019 annual meeting. Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class I Directors Continuing in Office — Term Expiring in 2020

Samuel A. Di Piazza, Jr., C.P.A. (Age 67) has served as a director of ProAssurance since January 2014. Mr. Di Piazza is a member of the Board of Trustees of Mayo Clinic and was appointed its Chairman in February 2014. Mr. Di Piazza served as Vice Chairman of the Institutional Clients Group of Citibank from 2011 until his retirement from Citibank in February 2014. Prior to his service with Citibank, Mr. Di Piazza was a partner with PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for thirty years. Mr. Di Piazza currently serves as a director for AT&T Inc. (NYSE:T) (and for DIRECTV prior to its merger with AT&T), Jones Lang Lasalle, Inc. (NYSE:JLL); Regions Financial Corporation (NYSE:RF); and formerly served as a director of Apollo Education Group, Inc. (NASDAQ:APOL).

Robert E. Flowers, M.D. (Age 68) has served as a director of ProAssurance since June 2001 and became our lead director in May 2012. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Katisha T. Vance, M.D. (Age 43) has served as a director of ProAssurance since May 2017. Dr. Vance is a board-certified oncologist / hematologist practicing at Birmingham Hematology and Oncology (d/b/a Alabama Oncology) in Birmingham, Alabama. She is also the President of the Jefferson County Medical Society. Dr. Vance received her M.D. degree from the University of Alabama School of Medicine in Birmingham, Alabama, trained in internal medicine at Baptist Health System in Birmingham, Alabama, and completed a fellowship in medical oncology and hematology at the University of Alabama at Birmingham.

Class III Directors Continuing in Office — Term Expiring in 2019

Bruce D. Angiolillo, J.D. (Age 65) has served as a director of ProAssurance since May 2016. He is a retired partner of Simpson Thacher & Bartlett LLP, New York, New York. Mr. Angiolillo joined Simpson Thacher in 1980 and developed a practice in the areas of securities and other complex commercial litigation before his retirement on December 31, 2014. Following his retirement from Simpson Thacher, Mr. Angiolillo was employed from January 1, 2015 until June 30, 2015, as general counsel for TK Holdings, Inc., which is a subsidiary of Takata Corporation, a global automotive parts manufacturer and supplier based in Auburn Hills, Michigan.

John J. McMahon, Jr., J.D. (Age 75) has served as a director of ProAssurance since February 2002. Mr. McMahon has served as Chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders, following his service as Chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon formerly served as a director of Protective Life Corporation, Alabama National BanCorporation and John H. Harland Company.

W. Stancil Starnes, J.D. (Age 69) was elected to the Board of Directors in September 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of National Commerce Corp. (NASDAQ: NCOM), a public bank holding company, and as a trustee of the University of Alabama. He formerly served as a director of Infinity Property and Casualty Corporation (NASDAQ: IPCC), a public insurance holding company based in Birmingham, Alabama, where he served on the audit, compensation and executive committees.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards (“NYSE Rules”), a majority of the directors on our Board of Directors are required to be “independent” directors. Our Board of Directors has determined that the following directors are “independent” directors:

Bruce D. Angiolillo, J.D.	John J. McMahon, Jr., J.D.
Samuel A. Di Piazza, Jr., C.P.A.	Frank A. Spinosa, D.P.M.
Robert E. Flowers, M.D.	Katisha T. Vance, M.D.
M. James Gorrie	Thomas A. S. Wilson, Jr., M.D.
Ziad R. Haydar, M.D.

The Nominating/Corporate Governance Committee has determined that Kedrick D. Adkins Jr., C.P.A., if elected at the annual meeting, will be an independent director. In 2017, the Board of Directors determined that Ann. F. Putallaz, Ph.D. was independent during her service on the Board of Directors prior to the election of her successor at the 2017 annual meeting.

Since 2012, our Board evaluates the independence of our directors by reviewing each related party relationship or transaction involving a director or nominee for a director using a subjective and principles-based approach. To find that a director or nominee is independent, the Board must affirmatively determine that he or she has no material relationship with the Company that will preclude his or her independence after using a three step approach that: (1) identifies all relationships and transactions between the director or nominee and the Company; (2) analyzes those relationships under certain criteria, including the NYSE Rules, the recommendations for corporate governance (“Governance Guidelines”) published by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC, and specific committee independence requirements under Internal Revenue Code Section 162(m) and SEC Rule 16b-3; and (3) analyzes any remaining relationship to determine whether such relationship precludes a finding of independence in the Board’s business judgment. The Board considered the following relationships in its evaluation of the independence of our non-management directors.

The NYSE Rules provide that a director cannot be independent if he or she is a current employee, or a member of his or her immediate family is a current executive officer of another company that has made payments to, or received payments from, ProAssurance during the past three (3) years in an amount that exceeds the greater of $1 million or two percent (2%) of the other company’s consolidated gross revenues during each fiscal year ended in such period.

Ziad R. Haydar, M.D. is the Chief Clinical Officer of Ascension Health Care Division (“AH”). Ascension Health Alliance d/b/a Ascension (“Ascension”) is the parent holding company for AH and Ascension Health Insurance, Ltd. (“AHIL”). Effective January 1, 2011, ProAssurance entered into a Program Agreement with AH (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension health system, which is comprised of over 100 non-profit hospitals and other healthcare providers (the “System”). The Program, marketed under the name “Certitude®,” is administered and underwritten by ProAssurance’s insurance subsidiaries. Policies issued under the Program are reinsured by AHIL. In 2015, 2016 and 2017, ProAssurance’s insurance subsidiaries wrote premiums through the Program in the amount of $30,781,333, $35,351,737, $44,661,685, respectively, of which $8,489,894, $9,721,958, $15,096,579 respectively, was paid by Ascension affiliates on behalf of the physicians. ProAssurance paid a reinsurance premium to AHIL in the amount $16,323,034 in 2015, $17,500,355 in 2016, and $21,537,411 in 2017, and AHIL paid to ProAssurance a ceding commission of $2,177,930 in 2015, $2,413,882 in 2016, and $2,848,882 in 2017. In 2016 and 2017, AHIL also paid a subsidiary of ProAssurance a ceded premium of $474,003 and $868,444, respectively under a reinsurance treaty that provides a buffer layer for excess professional liability insurance written by AHIL. The Board found that Dr. Haydar is not precluded from being independent because the amount of payments to and from ProAssurance was significantly below two percent (2%) of Ascension’s 2017 consolidated revenues and thereby did not meet the “bright line” test for independence under the NYSE Rules. Because the sum of the payments actually made by Ascension on behalf of physicians and providers is less than 2% of our revenues in 2017, the Board found that Dr. Haydar is not precluded from being independent under the Governance Guidelines, which prohibit any material transaction relationship using the same thresholds applied solely to the recipient of the payments. Based on these determinations, the Board found Dr. Haydar to be an independent director.

Three of our directors have purchased medical professional liability insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Spinosa, Vance, and Wilson), and Dr. Spinosa’s spouse is a physician insured by the Company. Dr. Spinosa and his spouse have purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance during the last three years as follows: 2015-2016 — Dr. Spinosa $8,266 and spouse $8,266; 2016-2017 — Dr. Spinosa $1,442 and spouse $1,239; and 2017-2018 — Dr. Spinosa $4,928 and spouse $0 (Dr. Spinosa’s spouse cancelled her policy after the 2016/2017 policy year when she became a government employed podiatrist, negating the need for her to maintain individual coverage). Dr. Vance purchased medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2015-2016 — $9,203; and 2016-2017 — $9,376; and 2017-2018 — $8,719. Dr. Wilson purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2015-2016 — $42,274; 2016-2017 — $42,274; and 2017-2018 —$33,350. Dr. Wilson is also an executive officer of Neurosurgical Associates, P.C., which is insured by one of ProAssurance’s insurance subsidiaries with a current premium of approximately $113,648. All insurance policies were obtained in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the lower $1,000,000 standard of materiality set forth in the NYSE Rules and Governance Guidelines.

Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries, and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the NYSE Rules. In addition, the Board determined that the purchase of insurance did not create any material interest in the transaction such that it would have an effect on the independence of a director. For this reason, the Board also determined that the purchase of insurance should not be considered a “material relationship” based on our understanding of the Governance Guidelines since it does not influence these directors’ objectivity in a manner that would impair their ability to satisfy fiduciary standards.

Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie (“B&G”). B&G is a controlling member of Hangar 24, LLC (“Hangar 24”) of which ProAssurance owns 20% and B&G owns 80%.

The sole purpose of Hangar 24 is to share the cost of the hangar leased from the Birmingham Airport Authority where ProAssurance keeps its corporate aircraft. Hangar 24 pays the rent on the hangar. ProAssurance reimburses Hangar 24 for its share of the rent and reimburses Hangar 24 for the cost of the fuel used by its aircraft. The Board of Directors determined that this relationship did not preclude Mr. Gorrie’s independence because the amounts paid for rent and fuel reimbursement do not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and do not meet the materiality threshold for “material transactions” under the Governance Guidelines.

Mr. McMahon is an executive officer and a controlling stockholder of Ligon Industries (“Ligon”). Ligon and ProAssurance (through their subsidiaries) are parties to an Aircraft Interchange Agreement dated April 5, 2012. Pursuant to this agreement, ProAssurance has the right to use the Ligon aircraft at its election on the condition that ProAssurance allows Ligon to use the ProAssurance aircraft for the same amount of time. The Board of Directors determined that this relationship did not preclude Mr. McMahon’s independence because the value of the exchange between Ligon and ProAssurance did not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and does not meet the materiality threshold for “material transactions” under the Governance Guidelines.

The Board of Directors has determined that the relationship between Ascension and ProAssurance did not impair the independence of Dr. Haydar; that the purchase of medical professional liability insurance by our directors and their relatives did not impair the independence of Drs. Spinosa, Vance, and Wilson; that the relationship between ProAssurance and B&G did not impair the independence of Mr. Gorrie; and that the relationship between ProAssurance and Ligon did not impair the independence of Mr. McMahon.

The NYSE rules provide that a director cannot be independent if he or she, or an immediate family member of such director, has received compensation (other than director and committee compensation) during any 12-month period of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years.

Dr. Spinosa’s spouse served on the physicians’ committee of our insurance subsidiary, Podiatry Insurance Company of America (“PICA”) through 2015. She received compensation and reimbursement of expenses from PICA in the following amounts during the last three years: 2015 — $3,648 (including $2,148 reimbursement of expenses); 2016 — none; and 2017 — none. Dr. Spinosa did not receive any compensation from PICA or any other subsidiary of ProAssurance during this period. The Board determined that the payments to Dr. Spinosa’s spouse did not impair his independence because the amount of the fees did not exceed the $120,000 threshold and because his spouse is not dependent on PICA for her primary source of compensation. As a result, the Board of Directors has determined that the payment of consulting fees to Dr. Spinosa’s spouse should not impair the independence of Dr. Spinosa.

Relationships Considered for Independence of Committee Members.

The Board of Directors evaluated the independence of the members on both the Audit Committee and Compensation Committee. Mr. Angiolillo, Mr. Di Piazza, and Dr. Spinosa serve on the Audit Committee, and Dr. Putallaz served on the Audit Committee for the first five months of 2017. Mr. Angiolillo’s, Mr. Di Piazza’s, and Dr. Putallaz’s only relationship with the Company is their service on the Board and the Audit Committee. The Board of Directors also carefully evaluated the independence of Dr. Spinosa with respect to the above described relationships and determined that such relationships should not impair his ability to be independent under the NYSE and SEC standards for members of the Audit Committee. As a result, the Board determined that each of these directors was permitted to serve on the Audit Committee under the requirements of the SEC and NYSE rules.

Dr. Flowers, Mr. McMahon and Dr. Wilson serve on the Compensation Committee. Dr. Flowers’ only relationship with the Company is his service on the Board as Lead Director and a member of the Compensation Committee. As a result, the Board determined that Dr. Flowers was permitted to serve on the Compensation Committee under the requirements of the SEC rules. In reviewing Mr. McMahon’s and Dr. Wilson’s qualifications to serve on the Compensation Committee, the Board evaluated the above described relationships as required by the NYSE Rules mandated by SEC Rule 10C-1. The Board determined that the existence of these relationships did not impact the ability of either of Dr. Wilson or Mr. McMahon to satisfy his objectivity in the boardroom or ability to satisfy his fiduciary duty to the Company’s stockholders under the NYSE Rules, as well as under the Governance Guidelines.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need in the composition of the Board.

We have recruited directors whom we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

•	Our primary product has historically been professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

•	We believe that it is important to have on our Board persons with business experience, particularly businesses in the insurance and financial services sectors, and with experience in the governance of publicly traded companies.

•	We believe that it is important that our Board reflect the core values that guide us in fulfilling our mission, We Exist to Protect Others, informed by our Guiding Principle of “Treated Fairly®.” Those values are integrity, leadership, relationships, and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to conclude that our director nominees and our current directors should serve on our Board.

Healthcare Providers/Healthcare Experience:    Our Board currently has five physicians who are independent directors: Robert Flowers, M.D., Ziad Haydar, M.D., Frank Spinosa, D.P.M., Katisha T. Vance, M.D., and Thomas Wilson, Jr., M.D. Each of our physician-directors is board certified in a different medical specialty and actively practices medicine, with the exception of Dr. Flowers, who retired from his obstetrics and gynecology practice in Dothan, Alabama after more than 20 years, and Dr. Haydar who is on the management team of Ascension Health as its Chief Clinical Officer. Dr. Spinosa currently serves as a Board member of New Mexico Podiatric Medical Association and formerly served as a board member and is a past president of the American Podiatric Medical Association. Dr. Spinosa is also a past President of the New York State Podiatric Medical Association, and has taught at the New York College of Podiatric Medicine. Dr. Wilson is a board-certified neurosurgeon who has been in practice for over 20 years and has authored numerous publications and presentations. Dr. Vance is a board-certified oncologist and hematologist practicing at Birmingham Hematology and Oncology (d/b/a Alabama Oncology) in Birmingham, Alabama. She is also the President of the Jefferson County Medical Society.

The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Dr. Flowers has served on our regional claims committee in Alabama for over 20 years. He regularly attends regional claims committee meetings and assists the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

Dr. Haydar brings valuable healthcare and business knowledge to the Board of Directors. Dr. Haydar is Chief Clinical Officer of Ascension Health, which is the largest not-for-profit, and largest Catholic health system in the United States. Dr. Haydar leads Ascension’s Clinical Excellence initiatives directed at patient safety within the organization.

In addition to our physician directors, our Chairman and Chief Executive Officer, W. Stancil Starnes, represented practicing physicians and healthcare entities in the defense of medical malpractice claims for over 30 years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Samuel A. Di Piazza, Jr., C.P.A., has served on the Board of Trustees of Mayo Clinic since 2010 and was appointed Chairman of the Board of Trustees on February 21, 2014. Mayo Clinic is a nonprofit worldwide leader in medical care, research and education. The Board of Trustees is the governing body of Mayo Clinic and has overall responsibility for the charitable, clinical practice, scientific and educational mission and purposes of Mayo Clinic.

Kedrick D. Adkins Jr., C.P.A., served as the Chief Financial Officer of the Mayo Clinic from 2014 to 2017, and currently serves on the boards of two hospital systems, an investment firm specializing in healthcare technology, and a medical technology startup. He also served as the President of Integrated Services at Trinity Health Corporation for seven years. Mr. Adkins brings to the Board of Directors a wealth of knowledge related to the financial side of medicine and medical technology.

Business and Leadership Experience:    Mr. Starnes has served as our Chief Executive Officer since July 2007, and it has been our practice for our Chief Executive Officer to serve on our Board of Directors. Mr. Starnes is a director of National Commerce Corp. (NASDAQ: NCOM), a public bank holding company, and is a trustee of the University of Alabama System; he was formerly a director of Infinity Property and Casualty Corporation (NASDAQ: IPCC) , a public insurance holding company and served on the audit, compensation and executive committees, reflecting his expertise in a wide range of corporate activities that are vital to ProAssurance.

Mr. McMahon was a director of Protective Life Corporation, which was a public insurance holding company until its sale in February 2015. Mr. McMahon’s career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a director of UAB Health Systems and a trustee of Birmingham Southern College and as a former trustee of the University of Alabama System.

Mr. Adkins, in addition to serving in executive and financial roles in the healthcare community, had a 30-year tenure at Accenture, a global management consulting and professional services firm. He brings his knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. Gorrie also brings valuable business perspective to the Board of Directors. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, a construction firm with recent annual revenues in excess of $2 billion.

Mr. Di Piazza served in numerous leadership positions during his career with PricewaterhouseCoopers, LLP including serving as the firm’s Global Chief Executive Officer and a member of its Global Leadership Team, serving as Chairman and Senior Partner at PricewaterhouseCoopers, and serving as the leader of local offices in Chicago, New York City and Birmingham. Following his tenure at PricewaterhouseCoopers, Mr. Di Piazza served as a leader of the Citi International Client Group at Citigroup, where he was Vice Chairman at the time of his retirement in February 2014. The Citi International Client Group provides corporate, institutional, public sector and high net worth international clients with a full range of wholesale banking products and services.

Additional Qualifications:    In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

Practice of Law: A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. McMahon and Starnes both had experience in the private practice of law prior to entering their business careers. Mr. Starnes served as senior and managing partner of the law firm of Starnes & Atchison LLP in

Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. Mr. Angiolillo was a partner at Simpson, Thacher & Bartlett LLP in New York for approximately 30 years until his retirement in 2014, where his practice involved securities and other complex commercial litigation.

Public Company Experience: Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Starnes, Di Piazza, and Gorrie have all served, or currently serve, as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Qualification to Serve on the Audit Committee: Members of the audit committee of a publicly traded company are required to be independent and to possess specific financial qualifications. SEC and NYSE rules require that members of an audit committee be “financially literate,” and that one member be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under the NYSE Rules and SEC requirements. Mr. Angiolillo, Mr. Di Piazza, and Dr. Spinosa meet the financial literacy requirements as a result of their training, employment, and general financial expertise. Mr. Di Piazza has been designated as our audit committee financial expert based upon his expertise and his experience in accounting and experience from his leadership positions at PricewaterhouseCoopers LLP. In addition to his positions at PricewaterhouseCoopers, Mr. Di Piazza has served as a trustee of the London-based International Financial Reporting Standards Foundation and a trustee of the US-based Financial Accountancy Foundation.

Diversity: Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, we consider diversity as a factor in the selection of new director nominees.

Board Leadership

Our Board of Directors has appointed Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having our Chief Executive Officer, Mr. Starnes, serve as our Chairman facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which neither management nor the Chief Executive Officer is present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. In December 2011, we formally established the position of lead director to preside at each executive session. At the annual meeting in May 2017, the independent directors selected Dr. Flowers as the independent director to preside at the executive sessions. During 2017, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks. In addition, many states have adopted new laws recommended by the NAIC that require the assessment and reporting of risks associated with current and future business plans for insurers and their holding companies.

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). Our Chief Executive Officer is in charge of risk oversight. We have also established a risk management framework that recognizes the risks inherent in our operating segments as well as the risks associated with the operations of our holding company. The risk management process is managed by an ERM Committee comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; concentration in our insurance lines of business; and information privacy and data security. Our Chief Executive Officer and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board. All employees are required to undergo training on data security, fraud prevention, and/or privacy-related risks and procedures on a yearly basis.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

•	The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

•	The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee reviews the ERM process established by management’s ERM Committee and monitors the functioning of the process. It also reviews recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Meetings and Committees of the Board of Directors

Our Board of Directors held four meetings during 2017. Our By-Laws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended all of the meetings of the Board of Directors and the committees of the board on which he or she served during 2017 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our directors attended the annual meeting of our stockholders held on May 31, 2017.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of four independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of the Nominating/Corporate Governance Committee are to:

•	identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee the risks covered by ProAssurance’s ERM process that are not the responsibility of the Audit Committee; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

In addition, the Nominating/Corporate Governance Committee is responsible for reviewing related party transactions in accordance with our Procedures for Evaluation of Reportable Related Party Transactions described under the caption “Transactions with Related Persons” on page 50 in this proxy statement.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2017, and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our By-Laws, which are described under the caption “Proposals of Stockholders” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•	the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our Board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect not to recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder to fill a vacancy in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance

Committee are John J. McMahon, Jr. (Chairman), M. James Gorrie, Ziad R. Haydar, M.D., and Katisha T. Vance, M.D. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the NYSE Rules.

During 2017, our Nominating/Corporate Governance Committee met three times.

Compensation Committee

Our Compensation Committee currently consists of three independent directors and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of the Compensation Committee are to:

•	represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the Chief Executive Officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

•	review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The Compensation Discussion and Analysis and the Report of the Compensation Committee begin on page 22 of this proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer’s compensation level based on the committee’s evaluation of the Chief Executive Officer’s performance in light of the relevant corporate goals and objectives as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; administer the policy for the recoupment of unearned incentive compensation based on financial statements required to be restated; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities in accordance with the NYSE Rules and SEC Rule 10C-1. In selecting a compensation consultant, the Compensation Committee must consider the six independence factors set forth by the NYSE, as further discussed in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 22 of this proxy statement.

The current practice of the Compensation Committee is to retain an outside consultant from time to time to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are publicly held property and casualty specialty insurance organizations that are comparable to ProAssurance in total assets, market capitalization, revenues and operating margin.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and the committee in making its recommendations also considers reports of these studies. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. The committee’s charter requires that all decisions of the Compensation Committee with respect to the Chief Executive Officer’s compensation are subject to ratification by a majority of the independent directors.

In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. It has been the practice of the Compensation Committee to engage a compensation consultant to perform a review of the compensation of our Board of Directors bi-annually and to compare with peer companies the compensation of directors for their service on the Board of Directors and for their service on the various committees. The Compensation Committee considers the consultant’s report in making recommendations to the Board of Directors for changes in director compensation.

The Compensation Committee also administers equity and non-equity incentive plans with respect to awards granted under these plans, which plans currently include the 2014 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan.

During 2017, our Compensation Committee met two times. The charter of the Compensation Committee provides for at least three members, each of whom must be (1) an independent director within the meaning of NYSE Rules, including, but not limited to the independence factors mandated by SEC Rule 10C-1(b), (2) a “non-employee director” within the meaning of SEC Rule 16b-3 and (3) an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Robert E. Flowers, M.D. (Chairman), Thomas A. S. Wilson Jr. and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 33 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of three independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, which begins on page 20 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act and the NYSE Rules. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for communications of complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Samuel A. Di Piazza, Jr. is the Chairman, and Bruce D. Angiolillo and Frank Spinosa, D.P.M. are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Samuel A. Di Piazza, Jr. is an “audit committee financial expert” within the meaning of the rules of the SEC. Mr. Angiolillo and Dr. Spinosa are not presently serving on the audit committee of another company. Mr. Di Piazza is currently on the audit committee of AT&T, Inc. and Regions Financial Corporation.

During 2017, the Audit Committee met nine times.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•	alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full Board of Directors, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter that has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

Our By-Laws provide that the Executive Committee has at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Robert E. Flowers, M.D. and John J. McMahon, Jr. The Executive Committee did not meet in 2017.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2018. Although ratification of the stockholders is not required for appointment of independent auditors under Delaware law or our By-Laws, the Board of Directors believes it is appropriate to seek stockholder ratification of the appointment of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2017. In connection with the current appointment of the independent auditor, the Audit Committee reviewed with representatives of Ernst & Young LLP the most recent report of the PCAOB on the overall quality of the firm’s audit work.

Representatives of Ernst & Young will be present at the 2018 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2017 and 2016

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2017	2016
Audit fees	$2,855,120	$2,915,515
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

Total	$2,855,120	$2,915,515

All fees paid to Ernst & Young LLP for 2017 that required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor is necessarily determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services. Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review and an actuarial analysis of the estimate for losses in our financial statements. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services. Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-audit Services. Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement. Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-approval of Other Audit and Non-audit Services. Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our Chief Accounting Officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our Chief Accounting Officer is responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2018 will require the affirmative vote of a majority of the shares voting on the matter at the 2018 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the appointment of Ernst & Young LLP. In the event that the appointment of Ernst & Young LLP as independent auditor for 2018 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request that the Audit Committee reconsider its appointment of independent auditors for the year ending December 31, 2018.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of three independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at http://investor.ProAssurance.com/govdocs. During 2017 the Audit Committee met nine times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in separate sessions with our independent auditor, our internal auditors, our Chief Executive Officer, Chief Financial Officer, our Chief Accounting Officer and our external corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor is also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the Board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditor. The Audit Committee also has discussed with the independent auditor the matters required to be discussed by auditing standards and guidelines established by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent auditor has communicated to the Audit Committee the communications required by Auditing Standard No. 1301. In addition, the auditor is required to inquire as to whether the Audit Committee is aware of matters relevant to the audit such as fraud or possible violation of laws and is further required to communicate to the Audit Committee any other matters arising from the audit that are significant and relevant to the Audit Committee regarding its oversight of the financial reporting process.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditor must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditor during ProAssurance’s most recent fiscal year. Ernst & Young LLP did not perform any non-audit services in 2017.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of ProAssurance for 2017 be included in its Annual Report on Form 10-K for the year ended December 31, 2017, prior to the filing of such report with the SEC.

Audit Committee:

Samuel A. Di Piazza, Jr., C.P.A., Chairman

Bruce D. Angiolillo, J.D.

Frank A. Spinosa, D.P.M.

April 5, 2018

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2017 annual meeting our stockholders voted for ProAssurance to continue providing the stockholders this opportunity to vote on executive compensation on an annual basis and we will do so until the advisory vote frequency is required to be reauthorized in 2023.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” we seek to align closely the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2017 reflects and supports these compensation policies and procedures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2018 annual meeting without regard to broker non-votes or abstentions. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of ProAssurance Corporation approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance Corporation’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure requirements set forth in Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and narrative discussion.”

Recommendation by the Board; Vote Required

In accordance with the requirements of the NYSE, brokers may not vote on the advisory vote on executive compensation without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the advisory vote on executive compensation, your broker will not vote for you on Proposal 3 (Advisory Vote on Executive Compensation).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 34 of this proxy statement, which we refer to as our “executives” in the discussion.

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation follows the compensation format generally applicable in the insurance industry consisting of base salary, annual incentive compensation and long-term incentive compensation.

We emphasize incentive compensation that rewards our executives for the achievement of short-term and long-term strategic and operational goals. Our compensation program for executives contemplates a base salary that is competitive in the market. Our goal is to place a majority of our executives’ compensation relative to base salary at risk in the form of annual and long-term incentive compensation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In 2017 the “at risk” compensation (sum of annual incentive and three year average of long term incentive) received by our Chief Executive Officer was approximately 74.3% of total compensation and the “at risk” compensation received by our other executives ranged from approximately 66.7% to 71% of total compensation (sum of base salary, annual incentive and three year average of long term incentive). This reflects our objective to reward performance and to link rewards to our strategic business objectives.

•	Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual performance measures for our executives.

•	Our long-term incentive compensation for executives is focused on long-term growth in stockholder value.

We place our executive compensation before our stockholders for an advisory vote at each annual meeting. In the event of a substantial negative vote, we will carefully consider the reasons that we believe may have prompted that vote. A summary of our executive compensation was disclosed to our stockholders in the proxy statement for last year’s annual meeting at which we received the favorable vote of approximately 98% of the shares that voted on the advisory vote on executive compensation.

At the 2013 annual meeting, our stockholders approved the 2014 Annual Incentive Compensation Plan and the 2014 Amended and Restated Equity Incentive Plan to replace the 2008 Annual Incentive Compensation Plan and the 2008 Equity Incentive Plan. The Board of Directors recommended that these plans be approved by the stockholders so that performance-based compensation granted to our executives under our short term and long term incentive plans would qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and so that the shares of our common stock issued as equity awards under these plans would be eligible for listing on the New York Stock Exchange. All annual and long-term incentive compensation granted in the last three years has been granted under the 2014 plans.

The incentive compensation of our Chief Executive Officer and other executive officers of ProAssurance is based on corporate-wide performance measures in recognition of their responsibility for overall performance of ProAssurance and its insurance subsidiaries. We operate several of our subsidiaries as separate operating divisions, including ProAssurance Indemnity Company, Inc., ProAssurance Casualty Company, ProAssurance Specialty Insurance Company, Inc. (“Healthcare Professional Liability Group” or “HCPL Group”); the Podiatry Insurance Company of America and its subsidiary, PACO Assurance Company, Inc. (the “PICA Group”); and Eastern Insurance Holdings, Inc. and its insurance subsidiaries (the “Eastern Group”). In 2015 and 2014 Medmarc Casualty Insurance Company and its subsidiary, Noetic Specialty Insurance Company, operated as a separate division and is referred to as the Medmarc Group in that year. We consider the presidents of HCPL Group, PICA Group, Medmarc Group and Eastern Group as our executive officers and have established certain performance measures for the annual incentive compensation opportunities for the presidents of each of HCPL Group, PICA Group, the Medmarc Group and the Eastern Group that are tailored to their respective operations. Beginning in 2015, the measures for performance-based long-term incentive compensation for all of our executive officers, including presidents of our operating divisions, are determined using measures based on consolidated performance of ProAssurance and its subsidiaries.

Compensation Review Process

As the Compensation Committee, we recommend compensation for our Chief Executive Officer, review and approve compensation recommended by our Chief Executive Officer for other executive officers, and administer our incentive compensation plans. All of the members of the Compensation Committee are directors of ProAssurance, and our Board has determined that each member is independent under the independence requirements for compensation committee members under our charter and the applicable NYSE Rules. Our recommendation for the compensation of our CEO is subject to ratification by a majority of the independent directors on our Board.

To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a primary point of reference. As a secondary point of reference, we use published surveys of executive compensation to evaluate the competitiveness of the compensation to the presidents of our operating divisions. The peer group compensation data includes base salaries, annual incentive compensation and long-term incentive compensation payable to senior-level executives in the peer group. We do not attempt to benchmark our compensation to the peer group.

The Compensation Committee retained Total Compensation Solutions (“TCS”) to assist the Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. The Compensation Committee has been directly responsible for the appointment and oversight of TCS in the years covered in the Summary Compensation Table. The compensation payable to TCS for its services to ProAssurance has been fixed by the Committee and funded by ProAssurance. TCS has performed no services for ProAssurance other than those performed for the Compensation Committee. ProAssurance also participates in an industry survey prepared each year by TCS at an annual cost to ProAssurance of approximately $1,250.

As required by rules enacted by the SEC and the NYSE, the Compensation Committee evaluated the independence of TCS in connection with its engagement as compensation consultant for the Committee for 2018. The Compensation Committee determined that TCS is independent after making inquiry of TCS with respect to the factors set forth in the NYSE guidance for evaluation of the independence of compensation consultants. Among the factors that the Compensation Committee considered were that TCS performed no services for ProAssurance other than those performed for the Committee and for management as described above; that the fees paid by ProAssurance comprised less than 6.6% of TCS’s revenues in 2017, less than 4.9% of TCS’s revenues in 2016, and less than 5.8% of TCS’s revenues in 2015; that TCS disclosed to us its conflict of interest policy that it has established to prevent conflicts of interests; and that neither TCS nor any of the individuals providing consulting services to ProAssurance owns any shares of common stock of ProAssurance and none of them has had a relationship with any executive officer or director of ProAssurance.

With assistance of our senior management, TCS compiled a list of peer companies, which the Compensation Committee subsequently reviewed and approved, to be used as comparators for our executive compensation and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. The peer companies are intended to represent organizations that compete with ProAssurance both for business and talent. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies.

The companies used as our peer group to review 2017 compensation included 18 companies, namely: Alleghany Corporation; American National Insurance Company; AmTrust Financial Services, Inc.; ARCH Capital Group Ltd.; Argonaut Group, Inc.; Donegal Group, Inc.; Employers Holdings, Inc.; Erie Indemnity Company; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Mercury General Corporation; The Navigators Group, Inc.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; United Fire Group, Inc.; and W. R. Berkley Corporation. The 2017 peer group was substantially the same as the peer group used to review 2016 compensation except that Allied World Assurance Co. Holdings, Ltd. and OneBeacon Insurance Group, Ltd. were removed from the group due to changes in ownership.

The specialty insurers included in the peer companies had total assets ranging from approximately $1.5 billion to approximately $29.4 billion with a median of approximately $6 billion at the end of 2016 as compared to ProAssurance’s year-end total assets of approximately $5 billion, and they had a market capitalization ranging from approximately $0.38 billion to approximately $12.6 billion with a median of approximately $2.7 billion at the end of 2016 as compared to ProAssurance’s year-end market capitalization of approximately $3 billion. The median revenues for all of the peer companies were approximately $1.6 billion as compared to ProAssurance’s revenue of approximately $870 million for the year ended December 31, 2016, and the median operating income (before income taxes) for the peer companies was approximately $164 million as compared to $191 million for ProAssurance for the year ended December 31, 2016.

In the course of its duties as our compensation consultant, TCS compiles data on executive compensation arrangements from the peer companies and provides us with a report that includes a summary of the compiled data and its observations and recommendations on the competitiveness of the elements of ProAssurance’s executive compensation (base salary, annual incentives and long-term incentives). Senior management provides the Committee information for use in developing recommendations on executive compensation in the following respects:

•	calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Committee for that year;

•	review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares;

•	estimate of the value of equity compensation in accordance with generally accepted accounting principles in the United States;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals; and

•	analysis of the form and mix of the compensation elements included in our executive compensation.

The Chief Executive Officer recommends to the Compensation Committee the appropriate compensation for executive officers other than himself within the compensation framework established by the Committee. The Chief Executive Officer has access to the compensation consultant’s reports when making these recommendations. The Committee reviews these recommendations at a meeting usually held in February after the financial results of the prior year are reasonably certain. We receive the recommendations of the Chief Executive Officer together with supporting material, and we review this information along with the report of the compensation consultant. After analyzing the information, we make our decisions and transmit them to the full board through the minutes of the Committee meeting. We accepted the recommendations of the Chief Executive Officer for the current year and all years covered in the Summary Compensation Table.

Senior management makes no recommendations with respect to the compensation of the Chief Executive Officer. Our charter vests the Compensation Committee with the exclusive responsibility for making recommendations for both the base salary of the Chief Executive Officer and for the opportunity for payment of annual incentive compensation and long-term incentive compensation to the Chief Executive Officer. All of our recommendations with respect to the Chief Executive Officer’s compensation, which are subject to approval by the independent directors under our charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes has been Chief Executive Officer of ProAssurance since July 2007. The Summary Compensation Table reflects the compensation paid to Mr. Starnes for 2015, 2016 and 2017 pursuant to his employment agreement with the Company. The employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved compensation for Mr. Starnes consistent with these terms, as described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. For 2018, the Compensation Committee increased Mr. Starnes’ base salary by approximately 1% to $975,895 effective April 1, 2018. We also provided our other senior executives an increase of 1% of their respective base salaries effective April 1, 2018. In addition, Edward L. Rand, Jr., was promoted to Chief Operating Officer effective January 2018, and the increase to his base salary includes an additional 10% increase in connection with the promotion.

Annual Incentive Compensation

In 2013, our stockholders approved the ProAssurance Corporation 2014 Annual Incentive Compensation Plan. The plan is designed to permit annual incentive awards to qualify as performance-based compensation under Internal Revenue Code Section 162(m). Under Section 162(m), no federal income tax deduction was allowed for annual compensation in excess of $1 million paid to the Chief Executive Officer and other executives named in the Summary Compensation Table included in our proxy statement unless the excess compensation was performance-based compensation as defined in the Code and supporting regulations. The performance-based exception to the $1 million limit on the federal income tax deduction was eliminated by Tax Cuts and Jobs Act (TCJA) that was enacted on December 22, 2017. This change does not impact the annual incentive awards for 2015, 2016, and 2017, which awards were paid under the 2014 Annual Incentive Plan. The annual incentive compensation for our Chief Executive Officer as reflected in the Summary Compensation Table was structured to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Our annual incentive compensation program provides significant “at risk” compensation opportunities for our executives and other selected key employees. The “at risk” compensation is paid only if the company achieves certain predetermined performance targets that are developed as described herein and designed to produce operating results that enhance the value of the organization.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. Thus, the annual incentive compensation program assumes a base salary that is competitive in the market. The Compensation Committee establishes performance goals for annual incentive compensation for our executives and other key employees. The Compensation Committee, with the assistance of its compensation consultant, considers whether our performance goals are reasonable in comparison with the performance measures used by the insurance industry and the likelihood that the performance goals may cause executives to assume material risks in order to achieve their performance goals.

The Compensation Committee assigns a weighted percentage for each of the performance goals. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than each target performance goal within a range of the performance goal as established by the Committee. The Committee uses these weighted performance goals to determine the annual incentive award for the Chief Executive Officer. The Chief Executive Officer recommends annual incentive awards for the other executives pursuant to the weighted performance goals established by the Committee. The recommendations of the Chief Executive Officer are subject to review and modification by the Committee. The Committee determines that the goals and incentives are set at levels that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance, and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

In 2015 we used the following performance measures to determine annual incentive compensation: return on equity; book value growth; combined ratio performance; and gross written premium. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Gross Written Premium
CEO	15%	15%	60%	10%
Executive Vice Presidents	15%	15%	60%	10%
Presidents of Operating Divisions*	N/A	N/A	100%	N/A

*	The annual incentive awards for the presidents of Medmarc Group and Eastern Group for 2015 are based entirely on their respective Combined Ratios. The annual incentive award for the president of PICA Group is based on its Combined Ratio with a weighted percentage of 90% and its retention of business with a weighted percentage of 10%.

Return on Equity — Return on equity (ROE) is a commonly used annual measure that measures profitability of a company by reflecting as a ratio the amount of earnings generated with the stockholders’ equity. We compute ROE by dividing annual net income by the average of beginning and ending stockholders’ equity.

Book Value Growth — Book value growth is commonly used to measure annual growth. We determine book value growth on a per share basis and use it to measure annual growth by dividing the stockholders’ equity at the beginning and end of each year (excluding adjustments for unrealized gains and losses but including adjustments to account for dividends declared during the year) by the number of our outstanding shares on each of those dates.

Combined Ratio Performance — The combined ratio is included as a performance measure because it is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed. Our combined ratio is the sum of our loss ratio and expense ratio based on our GAAP annual income statement.

Gross Written Premium — This includes premiums from all lines of business.

In 2016, we modified the performance measures to provide that the exclusive performance measures for the annual incentive compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel were Return on Equity, Combined Ratio and Gross Written Premium, in each case for ProAssurance and its consolidated subsidiaries. The annual incentive compensation for the Presidents of HCPL Group and Eastern Group operating divisions used these performance measures for one-half of their annual incentive compensation, and the remaining one-half of their annual incentive compensation was based on performance measures for the specific operating division. In 2016, the annual incentive compensation for the President of the PICA Group was based upon metrics specific to the PICA Group, but in 2017 the annual incentive compensation for the President of the PICA Group used the corporate performance measures for one-half of the calculation and performance measures specific to PICA for the remaining one-half. Mary Todd Peterson retired as president of the Medmarc Group in 2016, and therefore, we made no grants of annual incentive compensation to an executive officer with respect to the Medmarc operating division for 2016.

In 2016, we eliminated Book Value Growth as a corporate performance measure for annual incentive compensation for all executives because the Board’s capital management program in recent years, including quarterly and special dividends and the repurchase of our shares at prices above book value, impacted book value in such a way as to diminish the value of year-of-year comparisons for that metric. For our operating divisions, we established separate performance measures for the HCPL Group and we modified the performance measures for the Eastern Group. For 2016, the performance measures of the HCPL Group and their respective weighted percentages are as follows: HCPL Combined Ratio — 27.5%, HCPL Retention — 8.5%, HCPL Pricing — 8.5%, and HCPL New Premiums — 5.5%. The performance measures for Eastern Group and their respective weighted percentages were as follows: Eastern Combined Ratio — 45% and Eastern Segregated Portfolio Cell Income —5%. We made no changes to the performance measures for the President of the PICA Group, which are as follows: PICA Combined Ratio — 90% and PICA Retention — 10%.

In 2017, we retained the same performance measures and weighted percentages for our corporate executive officers and for the President of the HCPL Group. We modified the performance criteria for the Presidents of the Eastern Group and the PICA Group. We reduced the weight attributed to Eastern’s Combined Ratio to 37.5%, increased the weight attributed to Eastern’s Segregated Portfolio Cell Income to 7.5%, and added Eastern’s Direct Written Premium as a performance measure with percentage weight of 5%. The President of PICA Group now has 50% of his annual incentive compensation based on the performance of the consolidated group on the same basis as the Presidents of HCPL and Eastern. The performance measures for the PICA Group and the weighted percentages attributable to each of them were modified as follows: the weighted percentage for PICA Group Combined Ratio was reduced from 90% to 42.5%; the weighted percentage for PICA Group Retention was reduced to 2.5%; and a new performance measure was added for PICA Group Direct Written Premiums with a weighted percentage of 5%. The performance measures and the weighted percentages attributable to each of them for 2017 are shown below:

	Return on Equity	Consolidated Combined Ratio	Gross Written Premium	Operating Division Metrics
CEO	15%	70%	15%	N/A
Executive Vice Presidents	15%	70%	15%	N/A
President HCPL Group	7.5%	35%	7.5%	50%
President Eastern Group	7.5%	35%	7.5%	50%
President PICA Group	7.5%	35%	7.5%	50%

For 2018, we have retained the same performance measures and weighted percentages for our corporate executive officers and have increased the value of the operating division metrics to 70%. The performance measures of the HCPL Group and their respective weighted percentages for 2018 are as follows: HCPL Combined Ratio — 38.5%, HCPL New Premiums — 7.7%, HCPL Retention — 11.9%, and HCPL Pricing —11.9%; the performance measures for Eastern Group and their respective weighted percentages are as follows: Eastern Combined Ratio — 52.5%, Eastern Segregated Portfolio Cell Income — 10.5%, and Eastern Direct Written Premium — 7%; and the performance measures for the PICA Group and their respective weighted percentages are as follows: PICA Combined Ratio — 59.5%, PICA Retention — 7%, and PICA New Premium — 3.5%. The performance measures and the weighted percentages attributable to each of them for 2018 are shown below:

	Return on Equity	Consolidated Combined Ratio	Gross Written Premium	Operating Division Metrics
CEO	15%	70%	15%	N/A
Executive Vice Presidents	15%	70%	15%	N/A
President HCPL Group	4.5%	21%	4.5%	70%
President Eastern Group	4.5%	21%	4.5%	70%
President PICA Group	4.5%	21%	4.5%	70%

For each performance measure, we establish guidelines in the form of a target amount; a threshold amount; and a maximum amount. The Compensation Committee establishes a range of percentages of base salary for the Chief Executive Officer and each of the executives to be awarded as annual incentive compensation if the threshold, target or maximum performance measure is achieved. If the performance measure target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned for that measure. If the target for each performance measure is satisfied, then the sum of the weighted percentages for the performance measures will be the “target” percentage of base salary in the below table; if the threshold is satisfied for each performance measure, then the sum of the weighted percentages for the performance measures will be the “threshold” percentage of base salary; and if the maximum is satisfied for each performance measure, then the sum of the weighted percentages for the performance measures will be the “maximum” percentage of base salary. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. Performance below the threshold level for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum level for any performance measure is subject to a cap in the percentage assigned to that measure.

For 2017, the target incentive opportunity for our CEO and other executives was as follows:

	Threshold	Target	Maximum
CEO	100%	150%	200%
Executive Vice Presidents	60%	90%	120%
President PICA Group	60%	90%	120%
President Eastern Group	60%	90%	120%
President HCPL Group	60%	90%	120%

For 2016 and 2015, the target incentive opportunity for our CEO and Executive Vice Presidents executives was the same as 2017. In 2016, the target incentive opportunities for Presidents of the operating divisions were made the same as the target percentages for the Executive Vice Presidents, except that the 2016 target percentages for the President of PICA group was Threshold — 50%, Target — 75%, and Maximum — 100%). For 2015 the target opportunity percentages for the Presidents of the operating divisions varied for each division.

For 2018, the target incentive opportunity for our CEO and other officers stayed the same with the exception of our CFO who was promoted to Chief Operating Officer in January 2018. The target incentive opportunity for our Chief Operating Officer / CFO was set at Threshold — 70%, Target — 105%, and Maximum — 140%.

Long-term Incentive Compensation

Our long-term incentive compensation, which currently consists of performance shares and restricted stock units or RSUs, is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. We believe that the performance shares and RSUs align the interests of our executives with those of the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The Compensation Committee has established award agreements for performance shares and RSUs in accordance with our 2014 Equity Incentive Plan that requires a three-year vesting period. Performance shares are earned if corporate value is enhanced through achievement of performance measures over the three-year vesting period. Further, the RSUs enhance executive retention as executives will have an incentive to remain employed during the three-year vesting period to obtain the RSUs even if we are not able to meet the long-term performance measures.

We believe an effective long-term incentive compensation program is necessary to attract and retain well-qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant, and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year, which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate because the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior-level executives.

Each RSU is equal to one share of Common Stock and is subject to a restricted period of approximately three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period unless sooner vested upon termination by reason of death, disability, or for good reason.

Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each executive is granted a target and a threshold and maximum award expressed as a number of shares of our Common Stock. The measures for performance shares for our Chief Executive Officer and our Executive Vice Presidents are Stock Performance (Total Return) and Consolidated Combined Ratio. A description of these performance measures follows:

•	Stock Performance (Total Return) — Stock performance is measured by total return in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, the minimum award is earned; if our stock performance is 10% greater than the index, the target award is achieved; and, if our stock performance is 20% greater than the index, the maximum award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

•	Consolidated Combined Ratio — The combined ratio measure is determined by using the weighted average of the GAAP consolidated combined ratio of ProAssurance and its subsidiaries for each of the calendar years in the performance period. If the average consolidated combined ratio is not above 96%, the target award is earned; if the average consolidated combined ratio is not more than 100%, then the threshold award is earned; and if the average consolidated combined ratio is not more than 88% (for 2016 and 2017 grants) and 90% (for 2018), the maximum award is earned.

The performance shares granted to the Presidents of our operating divisions are based on the same corporate-wide performance measures that we use for our Chief Executive Officer and Executive Vice Presidents, namely Stock Performance and Consolidated Combined Ratio.

Performance shares are paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. For years included in the Summary Compensation Table, the minimum award was 75% of the target award and the maximum award was 125% of the target award. In 2016 the Compensation Committee reviewed a summary of the ranges for long term equity awards by companies in our peer group as compiled by TCS and determined that our payout range was narrower than the median for the peer group. Beginning in 2016, threshold award will be 50% of the target if the threshold performance measure is achieved, and the maximum award will be 200% of the target if the maximum performance measure is achieved.

If both of the performance measures are achieved, performance shares are awarded based on the better result on the two measures during the performance period. Performance shares for results falling between the stated measures are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of retirement or resignation for “good reason” as defined in the award documents, a portion of the performance shares granted in the calendar years ending before the termination of employment may be paid based on service during the performance period if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance or termination by reason of death or disability, performance shares are payable to executives at the target level.

Our grants of long-term incentive compensation have consisted of approximately two thirds performance shares and one third RSUs with the number of units of each depending upon the executive’s position in the organization. Beginning in 2015, long-term equity awards to most officers or employees other than the Chief Executive Officer, the Executive Vice Presidents, and the Presidents of our operating divisions consist entirely of RSUs. We reduced the number of performance shares and RSUs granted as long term incentive compensation to our executives in each of 2016, 2017, and 2018 as compared to the number of the grants of long term incentive compensation in the prior year. The grant date value of performance shares (at target level) and RSUs granted to our CEO and other executives in 2016 was approximately 15% less than the value of the grants in the prior year, in 2017 was approximately equal to the value of the grants in the prior year due to an increase in the market value of our Common Stock, and in 2018 is approximately 33% less than the value of the grants in the prior year.

In 2018 we made two changes to our grants of long-term incentive compensation. Instead of granting two performance shares for each RSU, long term compensation for our CEO and other senior executives will consist of 50% performance shares and 50% RSUs. The reduction in the number of performance shares will allow us to better predict the cost of our long term compensation, and the changes in the tax laws to disallow the deduction for performance based compensation eliminates the tax benefit that we formerly received for the grant of performance shares to our most highly compensated executives. The second change is that the Committee established long term equity award levels based on grant-date dollar value rather than a predetermined number of shares or units. This was also done to improve predictability in the grant date value of our long term equity awards.

Since 2014, long-term incentive compensation awards have been and will be granted under the 2014 Amended and Restated Equity Incentive Compensation Plan. In 2013 performance shares and RSUs were granted under a similar predecessor plan and shares issued in 2016 for performance shares and RSUs were paid from shares reserved under the prior plan. Both plans were designed so that options and performance shares granted to executives may qualify as performance-based compensation under Internal Revenue Code Section 162(m). RSUs will not qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Stock Ownership Policies

Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with those of our stockholders. The level of stock ownership for our executives varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for Executive Vice Presidents of ProAssurance; and two times base salary for Presidents of our operating divisions. In addition, for awards granted after 2010, our executives must agree in writing to hold shares of our stock issued pursuant to stock-based awards for a minimum of one year from the date of issue. We have adopted an anti-hedging policy for our executives and other employees with respect to their ownership of our common stock to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and we intend to review this policy to address the transactions identified in proposed Item 407(i) of Regulation S-K if adopted by the SEC.

Recoupment of Incentive Compensation

Our Board of Directors has established a recoupment requirement (a “clawback”) for incentive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation to the extent the award is based on financial statements that are required to be restated due to material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year “look back” period. The clawback has been in effect for incentive compensation paid for years beginning after 2010, and we have incorporated the clawback in the 2014 Annual Incentive Plan and the 2014 Amended and Restated Equity Incentive Plan and in all performance share agreements going forward. We intend to monitor clawback requirements that may be implemented by the NYSE if the SEC adopts Proposed Rule 10D-1, which would, among other things, direct national securities exchanges to prohibit the listing of any security of a company that does not comply with the SEC’s clawback requirements.

2011 Stock Ownership Plan

On December 1, 2010, our Board of Directors, on the recommendation of the Compensation Committee, adopted a stock purchase plan for employees and directors known as the ProAssurance Corporation Stock Ownership Plan (the “Stock Ownership Plan”).

Matching grants under the Stock Ownership Plan are issued to employees as awards of RSUs under the 2014 Amended and Restated Equity Incentive Plan. Shares purchased under the Stock Ownership Plan and shares issued pursuant to the RSUs awarded as matching grants under the plan will be paid from the shares reserved under the 2014 Amended and Restated Equity Incentive Plan.

In 2017, the Board of Directors terminated the Stock Ownership Plan effective on the later of October 1, 2020 or the date that all grant units held under the plan have been paid or forfeited, under the following terms: participants were allowed to make cash deposits until September 30, 2017; such cash deposits were used to purchase shares on the purchase date immediately following September 30, 2017; the right to participate in the Stock Ownership Plan was suspended on October 1, 2017; and all unvested grant units held under the plan will continue to be held and ultimately paid out in accordance with the terms of the plan.

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

Post-termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other Named Executive Officers) in the amounts reflected in the table which begins on page 44 of this proxy statement. Each arrangement is described briefly below and in detail in “Payments on Termination and Change of Control.”

The terms of the severance agreements with our key executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. All executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for a period of not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

In 2015, we amended the employment agreement with Mr. Starnes to provide for the payment of severance benefits in a similar format as other executives and to modify the amount of his severance benefits to an amount equal to the product of three times the sum of his current base salary and his average annual incentive compensation paid for the past three years. His employment agreement, which was negotiated prior to his employment in 2007, had provided for severance compensation to be paid upon termination of employment without cause or for good reason or upon a change of control in an amount equal to the base salary over the remainder of the term (which was approximately three years at the time of the amendment). The 2015 amendment eliminated the single trigger for payment of severance compensation upon a change of control and eliminated the gross-up for the excise tax on “excess parachute payments” imposed by Internal Revenue Code Sections 280G and 4999.

We entered into a Retention and Severance Compensation Agreement with Michael L. Boguski and other executives of Eastern Insurance Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. Mr. Boguski was president of Eastern at the time of its acquisition. We entered into these agreements to compensate the Eastern executives for their continued employment and agreement not to compete with the acquired businesses. Beginning in 2014, Mr. Boguski is considered an executive officer of ProAssurance due to the realignment of our executives announced in January 2014. A description of the terms of Mr. Boguski’s severance compensation is included under the caption “Employment and Severance Agreements” beginning on page 42.

In accordance with the resolutions regarding executive compensation adopted by the Board in December 2010, we do not plan to execute a new agreement with an executive officer that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999, or that includes an obligation to reimburse executive officers for such excise tax, nor do we plan to execute a new agreement with an executive officer that includes any “single trigger” change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance. The Board’s action does not change, alter or amend any employment agreement or other agreement with an executive officer that was in effect prior to December 1, 2010.

As a result of a pre-existing agreements, we are currently required to reimburse certain executives for the excise tax that is payable by the executives if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Internal Revenue Code Section 280G. Although the severance benefits payable after a change of control for our executives are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Internal Revenue Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. The Retention and Severance Compensation agreements executed since 2010, including those executed in connection with the acquisition of Eastern, do not include either an obligation to reimburse the executives for the excise tax under Internal Revenue Code Sections 280G and 4999 or a “single trigger” for severance compensation on a change of control. As indicated above, the amendment to Mr. Starnes’ employment agreement eliminated the reimbursement for the excise tax under Internal Revenue Code Sections 280G and 4999 and eliminated the “single trigger” for payment of severance compensation on a change of control.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Robert E. Flowers, M.D., Chairman

John J. McMahon, Jr., J.D.

Thomas A. S. Wilson, Jr., M.D.

April 5, 2018

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2)(3)(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)

W. Stancil Starnes Chief Executive Officer and Chairman(1)	2017 2016 2015	964,025 950,236 924,622	— — —	1,118,282 1,183,393 1,185,610	— — —	1,452,248 1,681,819 1,374,627	— — —	144,890 156,802 155,053	3,679,442 3,972,250 3,639,912

Edward L. Rand, Jr. Chief Operating Officer, Chief Financial Officer and Executive Vice President	2017 2016 2015	580,562 562,840 516,335	— — —	561,632 594,193 595,285	— — —	524,866 607,817 460,579	— — —	68,853 67,763 70,337	1,735,913 1,832,613 1,642,536

Howard H. Friedman President of HCPL	2017 2016 2015	580,562 572,258 556,833	— — —	561,632 594,193 595,285	— — —	524,866 615,307 496,703	— — —	70,666 69,665 67,424	1,737,726 1,851,423 1,716,245

Jeffrey P. Lisenby General Counsel and Executive Vice President	2017 2016 2015	395,838 390,176 379,659	— — —	561,632 594,193 595,285	— — —	357,863 414,421 338,661	— — —	55,527 54,774 56,811	1,370,860 1,453,564 1,370,416

Michael L. Boguski President of Eastern	2017 2016 2015	462,977 456,354 444,053	— — —	561,632 594,193 358,014	— — —	444,872 456,686 220,395	— — —	561,807 358,979 358,846	2,031,288 1,866,212 1,381,308

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	The matching RSUs granted under the 2011 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table and the dollar value corresponds to the price of shares of stock underlying the RSUs on date of grant. The 2011 Stock Ownership Plan allowed employees and directors to elect to make payroll deductions to purchase our Common Stock in an amount not to exceed $5,000 in a twelve month period ending September 30 in each year. The participant is granted one RSU for each share purchased with the participant’s contributions. RSUs are equal in value to one share of Common Stock and will vest upon the sooner of three years continuous employment or termination of employment by reason of death or disability or for good reason. The value of each RSU granted under the 2011 Stock Ownership Plan reflects the value of one share of Common Stock on date of grant. In connection with their share purchases under the 2011 Stock Ownership Plan, Messrs. Starnes, Rand, Friedman, Lisenby and Boguski each received grants valued at $4,982 in 2017 representing 90 RSUs at a price of $55.35 per share on October 5, 2017, $4,993 in 2016 representing 93 RSUs at a price of $53.69 per share on October 5, 2016, and $4,960 in 2015 representing 100 RSUs at a price of $49.60 per share on October 5, 2015.

(3)

The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The value of performance shares represents the value of the target which is intended to reflect shares expected to be earned based on their closing market price on the date of the award ($61.85 on February 23, 2017; $49.10 on February 24, 2016; and $46.30 on February 25, 2015) as follows: Mr. Starnes — $1,113,300 in 2017; $1,178,400 in 2016; and $1,180,650 in 2015; each of Messrs. Rand, Friedman and Lisenby — $371,100 in 2017; $392,800 in 2016; and $393,550 in 2015; and Mr. Boguski — $371,100 in 2017; $392,800 in 2016; and $236,130 in 2015. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed on page 30 in the Compensation Discussion and Analysis.

(4)	RSUs granted as long term incentive compensation are also included as stock awards in the Summary Compensation Table. Each RSU is equal in value to one share of Common Stock and will vest upon the sooner of three years of continuous employment or termination of employment by reason of death or disability or for good reason. The value of the RSUs granted as long term incentive compensation are based on the value of a share of our Common Stock on the date of the award ($61.85 on February 23, 2017; $49.10 on February 24, 2016; and $46.30 on February 25, 2015) as follows for each of Messrs. Rand, Friedman, and Lisenby — $185,550 in 2017; $196,400 in 2016; and $196,775 in 2015; and Mr. Boguski — $185,550 in 2017; $196,400 in 2016; and $118,065 in 2015. Mr. Starnes did not receive any RSU grants as long-term incentive compensation in the last three years. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers which depends on the market price of a share of Common Stock at the end of the vesting period.

(5)	The Non-Equity Incentive Plan Compensation reflects the amount paid under the ProAssurance Corporation Annual Incentive Award Guidelines for 2017, 2016, and 2015. The non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. Awards of annual incentive compensation for a year are made in the first quarter of the following year after the financial information for the preceding year is available. The shares of Common Stock awarded in 2017, 2016, and 2015, were issued as stock awards under the ProAssurance Corporation 2014 Amended and Restated Equity Incentive Plan and are valued at the closing price of a share on the NYSE — $48.25 on February 22, 2018; $61.85 on February 23, 2017, and $49.10 on February 24, 2016. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers: Mr. Starnes — 1,000 shares in 2016, and 14,000 shares in 2015 (Mr. Starnes did not receive any part of his annual incentive compensation payment in shares in 2017); Mr. Rand — 1,000 shares in 2016, and 1,000 shares in 2015 (Mr. Rand did not receive any part of his annual incentive compensation payment in shares in 2017); Mr. Friedman — 2,500 shares in 2017, 2,500 shares in 2016, and 2,500 shares in 2015; Mr. Lisenby — 1,000 shares in 2016, and 1,000 shares in 2015 (Mr. Lisenby did not receive any part of his annual incentive compensation payment in shares in 2017); and Mr. Boguski — 1,000 shares in 2016 (Mr. Boguski did not receive any part of his annual incentive compensation payment in shares in 2017 or 2015).

(6)	Other compensation in 2017 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
W. Stancil Starnes	27,000	69,623	—	48,267
Edward L. Rand, Jr.	27,000	26,000	—	15,853
Howard H. Friedman	27,000	31,189	—	12,477
Jeffrey P. Lisenby	27,000	12,674	—	15,853
Michael L. Boguski	27,000	18,954	500,000	15,853

The perquisites for Mr. Starnes include $36,603 for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for his personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour were calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year).

The other compensation for Mr. Boguski includes $500,000, which consisted of his final retention compensation pursuant to the terms of the Retention and Severance Compensation Agreement which he executed in connection with the acquisition of Eastern Insurance Holdings, Inc., as well as the first year of payment of his noncompetition payout pursuant to the Retention and Severance Compensation Agreement. This includes 2,678 shares of common stock (valued approximately at $149,968) for the non-cash portion of his final retention compensation payment. The terms of his agreement are described under the caption “Employment and Severance Agreements” on page 42 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payments Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Stancil Starnes	2/23/17 2/23/17 10/5/17	— — —	— — —	1,452,248 — —	— 9,000 —	— 18,000 —	— 36,000 —	— — 90	— — —	— — —	— 1,113,300 4,982

Edward L. Rand, Jr.	2/23/17 2/23/17 2/23/17 10/5/17	— — — —	— — — —	524,866 — — —	— 3,000 — —	— 6,000 — —	— 12,000 — —	— — 3,000 90	— — — —	— — — —	— 371,100 185,550 4,982

Howard H. Friedman	2/23/17 2/23/17 2/23/17 10/5/17	— — — —	— — — —	524,866 — — —	— 3,000 — —	— 6,000 — —	— 12,000 — —	— — 3,000 90	— — — —	— — — —	— 371,100 185,550 4,982

Jeffrey P. Lisenby	2/23/17 2/23/17 2/23/17 10/5/17	— — — —	— — — —	357,863 — — —	— 3,000 — —	— 6,000 — —	— 12,000 — —	— — 3,000 90	— — — —	— — — —	— 371,100 185,550 4,982

Michael L. Boguski	2/23/17 2/23/17 2/23/17 10/5/17	— — — —	— — — —	444,872 — — —	— 3,000 — —	— 6,000 — —	— 12,000 — —	— — 3,000 90	— — — —	— — — —	— 371,100 185,550 4,982

(1)	Except for RSUs granted under the 2011 Stock Ownership Plan as described in Note (4) below, all awards were recommended by the Compensation Committee at its meeting on February 20, 2017, with a specified valuation date of February 23, 2017 (the date on which the window for the trading in ProAssurance common stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors approved the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 7, 2017, and the Board of Directors also approved the recommendations for the awards granted to the other Named Executive Officers.

(2)	The amount reported represents the actual amounts paid to the Named Executive Officers for annual incentive compensation for 2017. The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail in the following discussion.

(3)	The awards of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail the following discussion.

(4)	The stock awards include RSUs granted under the 2011 Stock Ownership Plan and RSUs granted as long term incentive compensation. The RSU awards are discussed in more detail in the following discussion.

We have awarded equity compensation to our Named Executive Officers under the following equity compensation plans.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. The 2008 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We reserved 2,000,000 shares of Common Stock for awards under the 2008 Equity Incentive Plan (4,000,000 shares after giving effect to the two for one stock split in 2012), which include the following types of equity-based awards: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted stock units or RSUs; and (6) other stock based awards. The number of shares of Common Stock reserved under the 2008 Equity Incentive Plan and outstanding awards are subject to adjustment to reflect any change in per share value of the Common Stock resulting from a stock split, stock dividend, spin off, rights offering or large non-recurring cash dividend on the shares. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan (increased to 400,000 after adjustments for the stock split). The performance shares and RSUs that vested in 2015 and 2016 were granted under the 2008 Equity Incentive Plan.

On May 22, 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Plan (the “2014 Equity Incentive Plan”) as a replacement for the 2008 Equity Incentive Plan. Grants of equity based compensation after May 22, 2013 have been and will be granted under the 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan reserves 3,000,000 shares of Common Stock for equity based awards granted under the plan. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2014 Equity Incentive Plan. The terms of the 2014 Equity Incentive Plan are substantially similar to the 2008 Equity Incentive Plan and incorporate into the plan document certain amendments and policies that we have implemented since 2008 in order to address changes in law and to provide operational and administrative improvements. The performance shares and RSUs that vested in 2017 were granted under the 2014 Equity Incentive Plan.

On December 1, 2010, the Board of Directors, on the recommendation of the Compensation Committee, adopted the 2011 Stock Ownership Plan. More information about the 2011 Stock Ownership Plan is described above in this proxy statement in Note 2 to the Summary Compensation Table. The Board of Directors terminated the 2011 Stock Ownership Plan after giving effect to purchases and grants made in October 2017. Outstanding RSUs granted under the plan are subject to vesting or forfeiture in accordance with their terms.

Non-equity Incentive Plan Awards. The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2017 under the guidelines recommended by the Compensation Committee under the ProAssurance Corporation 2014 Annual Incentive Compensation Plan and ratified by the Board of Directors at its meeting in March 2017. The target for annual incentive awards is expressed as a percentage of base salary and is earned if performance measures established by the Compensation Committee are achieved. The Compensation Committee assigns a target amount for each performance measure as well as a threshold amount and a maximum amount. Each performance measure is assigned a percentage share of the annual incentive compensation. If the target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned to that measure. Performance below the threshold for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum for any performance measure is subject to a cap in the percentage assigned to that measure. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. The performance measures for Mr. Starnes and Messrs. Rand, and Lisenby are based exclusively on corporate-wide performance. For Mr. Friedman and Mr. Boguski, 50% of their performance measures are based on corporate wide performance with the remaining 50% being based on performance measures relating to their respective operating division, the HCPL Group in the case of Mr. Friedman and the Eastern Group in the case of Mr. Boguski. The targets for annual incentive compensation for each of the Named Executive Officers for 2017 and the performance measures and their assigned percentages are described under “Executive Compensation — Annual Incentive Compensation” beginning on page 26 of this proxy statement. The threshold, target and maximum goals for each of the performance criteria in 2017 and the credit given for each of the corporate performance criteria are set forth below.

			Performance		Credit
Performance Criteria	2017 Threshold	2017 Target	2017 Maximum	2017 Actual	2017 Target Percentage(1)	2017 Weighted Percentage(2)
Return on Equity	3.5%	5.6%	9.0%	6.3%	15%	16.03%
Consolidated Combined Ratio	Not above 100%	94%	90% or better	95.5%	70%	64.17%
Gross Written Premium	$700 million	$750 million	$800 million	$813 million	15%	20.00%
HCPL
Combined Ratio	Not above 100%	93%	75% or better	85.2%	27.5%	31.47%
New Premium	$40 million	$50 million	$60 million	$35.6 million	5.5%	0%
Retention	86%	88%	90%	90.1%	8.5%	11.33%
Pricing	Minus-3%	Minus-2%	0%	1.9%	8.5%	11.33%
Eastern
Combined Ratio	Not above 100%	93.6%	83.6% or better	91.8%	37.5%	39.74%
SPC Income	$1,325,000	$2,325,000	$3,250,000	$3,460,000	7.5%	10.00%
Direct Premium	$226.4 million	$238.4 million	$250.4 million	$257 million	5.0%	6.67%
PICA
Combined Ratio	Not above 100%	95.4%	92% or better	98.4%	42.5%	33.26%
Retention	86%	91%	96%	91.3%	5.0%	5.10%
New Premium	$2.0 million	$5.0 million	$6.5 million	$3.9 million	2.5%	2.19%

(1)	The target percentages for Return on Equity, Consolidated Combined Ratio and Gross Written Premium are applicable to Messrs. Starnes, Rand and Lisenby. Mr. Friedman as President of the HCPL Group and Mr. Boguski as President of the Eastern Group are entitled to 50% of the targeted percentages for these performance measures because 50% of their annual incentive compensation is based on the target percentages for the performance measure of their respective operating divisions.

(2)	The total Weighted Percentages of the performance measures for Messrs. Starnes, Rand and Lisenby was 100.2%; the total Weighted Percentages of the performance measures for Mr. Friedman was 104.23%; and the total Weighted Percentages of the performance measures for Mr. Boguski was 106.52%.

The annual incentive compensation paid to the Named Executive Officers in 2018 for 2017 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the Named Executive Officers: Mr. Starnes — 150.3%; Messrs. Rand, Friedman and Lisenby — 90.2% (Mr. Friedman’s incentive compensation was adjusted to use the weighted average of the corporate plan — 100.2%); and Mr. Boguski —

95.87%. We used the shares of Common Stock reserved for issuance under our 2014 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

Equity Incentive Plan Awards. The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the Grants of Plan-Based Awards table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and non-forfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies). The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-term Incentive Compensation” on page 29 of this proxy statement. The performance shares are payable if any of the performance criteria are met during the three year period ending December 31, 2020, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period.

All Other Stock Awards. The shares reflected in the table under All Other Stock Awards include RSUs that are granted as matching grants under the 2011 Stock Ownership Plan and that are granted as a component of long term incentive compensation. The RSUs are denominated in shares of stock but no shares of Common Stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon a change of control or upon termination of employment by reason of death, disability or termination for good reason.

Performance Shares and RSUs are granted under the 2014 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards
	Option Awards(1)					Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

W. Stancil Starnes	— — —	— — —	— — —	— — —	— — —	10/5/15-100 10/5/16-93 10/5/17-90	5,715 5,315 5,144	2/25/15-25,500 2/24/16-24,000 2/23/17-18,000	1,457,325 1,371,600 1,028,700

Edward L. Rand, Jr.	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/15-4,250 10/5/15-100 2/24/16-4,000 10/5/16-93 2/23/17-3,000 10/5/17-90	242,888 5,715 228,600 5,315 171,450 5,144	2/25/15-8,500 2/24/16-8,000 2/24/17-6,000 — — —	485,775 457,200 342,900 — — —

Howard H. Friedman	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/15-4,250 10/5/15-100 2/24/16-4,000 10/5/16-93 2/23/17-3,000 10/5/17-90	242,888 5,715 228,600 5,315 171,450 5,144	2/25/15-8,500 2/24/16-8,000 2/24/17-6,000 — — —	485,775 457,200 342,900 — — —

Jeffrey P. Lisenby	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/15-4,250 10/5/15-100 2/24/16-4,000 10/5/16-93 2/23/17-3,000 10/5/17-90	242,888 5,715 228,600 5,315 171,450 5,144	2/25/15-8,500 2/24/16-8,000 2/24/17-6,000 — — —	485,775 457,200 342,900 — — —

Michael L. Boguski	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	2/25/15-2,550 10/5/15-77 2/24/16-4,000 10/5/16-93 2/24/17-3,000 10/5/17-90	145,733 4,401 228,600 5,315 171,450 5,144	2/25/15-5,100 2/24/16-6,000 2/23/17-6,000 — — —	291,465 342,900 342,900 — — —

(1)	The Stock Awards not vested reflect the number of RSUs granted as matching grants under the 2011 Stock Ownership Plan and as long term incentive compensation. The RSUs are denominated in shares of Common Stock but no shares are issued on the date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon a change of control of ProAssurance or upon termination of employment by reason of death, disability or good reason.

(2)	The Equity Incentive Plan Awards reflect the performance shares granted under the 2014 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-term Incentive Compensation” on page 29 of this proxy statement during the three year period commencing on the date of grant, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if any of the performance criteria has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The number of unearned performance shares assumes the Named Executive Officer will earn the target number of performance shares.

OPTION EXERCISES AND STOCK VESTED(1)

(During Last Completed Fiscal Year)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
W. Stancil Starnes	—	—	35,019 112	(1) (2)	2,165,925 6,199
Edward L. Rand, Jr.	—	—	11,673 5,112	(1) (2)	721,975 315,449
Howard H. Friedman	—	—	11,673 5,112	(1) (2)	721,975 315,449
Jeffrey P. Lisenby	—	—	11,673 5,112	(1) (2)	721,975 315,449
Michael L. Boguski	—	—	7,004 3,112	(1) (2)	433,197 191,749

(1)	These “shares acquired on vesting” consist of performance shares previously granted under the 2014 Equity Incentive Plan that vested in 2017 upon satisfaction of the performance criteria at the end of the performance period. The value realized reflects the market price of the vested shares on the date of vesting. Performance shares were paid in shares of Common Stock net of the cash required for withholding.

(2)	These “shares acquired on vesting” consist of RSUs previously granted under the 2014 Equity Incentive Plan that vested in 2017 upon satisfaction of the restricted period. The value realized reflects the market price of the vested shares on the date of vesting. RSUs were paid in shares of Common Stock net of the cash required for withholding.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
W. Stancil Starnes	71,526	69,623	325,799	—	2,009,654
Edward L. Rand, Jr.	26,000	26,000	168,240	—	1,116,570
Howard H. Friedman	110,500	31,189	385,764	—	2,476,696
Jeffrey P. Lisenby	14,300	12,674	39,530	—	277,451
Michael L. Boguski	18,954	18,954	15,645	—	127,947

(1)	Registrant contributions are included in “Other Compensation” to Executives in the Summary Compensation Table.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the “Deferred Compensation Plan”), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds the dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code (which was $120,000 in 2017).

Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes as Chief Executive Officer effective July 1, 2007. In connection with his employment as Chief Executive Officer, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•	a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will be fixed and will expire on June 30, 2018); on May 27, 2015, we amended the employment agreement to extend the expiration date to May 31, 2020 and on June 1, 2017, we further amended the employment agreement to extend the expiration date to May 31, 2022.

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•	annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•	annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

We entered into a Retention and Severance Compensation Agreement with Michael L. Boguski and several other senior executives of Eastern Insurance Holdings, Inc. in connection with our acquisition of Eastern on January 1, 2014. Mr. Boguski was president of Eastern at the time of the transaction, and we entered into this agreement to compensate him for continuing as president of Eastern during the initial three years following the acquisition. In addition to base salary and incentive compensation, we agreed to pay Mr. Boguski a retention bonus in total amount of $1,200,000 payable in four installments of $300,000 each on June 30, 2014 and January 1 in each of 2015, 2016 and 2017 with each installment payment being conditioned upon his employment on the installment payment date. We have paid Mr. Boguski all four installments. Mr. Boguski’s agreement also includes a covenant not to compete that prohibits him from competing with Eastern’s workers’ compensation insurance business for three years after his termination of employment (reduced to two years after the initial term), and he will be paid as compensation for this covenant an additional sum of $600,000 payable in monthly installments during the three years following the initial term, subject to forfeiture only if Mr. Boguski’s employment is terminated for cause during the payment period or he violates the noncompetition covenant. Through December 31, 2017, we have paid Mr. Boguski monthly installments in the sum of $200,000 toward the compensation for his noncompetition covenant.

Payments on Termination and Change of Control

We have agreements with Mr. Starnes and our other Executive Officers that provide severance benefits if we terminate their employment for cause or if they voluntarily terminate their employment for “good reason.”

They may assert good reason for, among other reasons, a material reduction in compensation or position or change in location of employment.

Mr. Starnes is entitled to severance benefits under his employment agreement if we terminate his employment without cause or he terminates his employment for good reason. In such event, Mr. Starnes will be entitled to severance compensation in an amount equal to three times the sum of his then current base salary and the average annual incentive compensation paid to him for the prior three years. Mr. Starnes is not entitled to be paid severance compensation on a change of control of ProAssurance unless he terminates his employment for good reason or his employment is terminated without cause after the change of control. He may terminate for good reason if there is a material reduction in his position as chief executive officer within two years after the change of control. Mr. Starnes is not entitled to be reimbursed for any excise tax imposed on his severance compensation as an excess parachute payment under Internal Revenue Code Sections 280G and 4999.

In 2008, we entered into Release and Severance Compensation Agreements with each of Messrs. Rand, Friedman and Lisenby. Absent a change of control, these agreements provide severance compensation to each of them in an amount equal to the sum of his annual base salary and his average annual incentive compensation over the prior three years. Under these agreements, Messrs. Rand, Friedman and Lisenby are entitled to additional severance benefits if we or our successor terminate them without cause or they terminate for good reason, in either case after a change of control. In such event, the severance compensation will be an amount equal to two times the sum of their annual base salary and average annual incentive compensation over the last three years. In addition, if payments made to these executives are after a change of control are deemed to be excess parachute payments under Internal Revenue Code 280G and subject to the excise tax imposed by Internal Revenue Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement. These agreements renew annually at our option, but the executives may terminate for good reason if we elect to terminate the severance agreement prior to the executive reaching sixty-five years of age.

The Retention and Severance Compensation Agreement with Mr. Boguski includes an obligation to pay severance compensation if we terminate Mr. Boguski without cause or he terminates for good reason. The amount of severance compensation is equal to the sum of his annual base salary and average incentive compensation over the last three years plus any unpaid consideration for his covenant not to compete which is described above. Like the severance agreements with Messrs. Rand, Friedman and Lisenby, Mr. Boguski will be entitled to two times the sum of his annual base salary and average incentive compensation if he terminates his employment for good reason or he is terminated without cause within two years after a change of control, and he is entitled to terminate his employment for good reason if we elect not to renew and terminate his Retention and Severance Compensation Agreement.

Each of the agreements with Messrs. Starnes, Rand, Friedman, Lisenby and Boguski require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant not to compete that extends for a period one to three years depending upon the multiple used for determining the amount of severance compensation, e.g. if severance compensation is two times the sum of salary and average incentive compensation, the restricted period is two years. The severance compensation is payable in equal monthly installments over the duration of the restricted period. If an executive violates the covenant not to compete, we may terminate future installment payments of severance compensation.

On December 1, 2010, our Board of Directors adopted resolutions directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that require a “single trigger” for the payment of severance benefits upon a change of control and that provide for a “gross up” for the excise tax imposed on excess parachute payments under Internal Revenue Code Sections 280G and 4999. The Board’s action does not change, alter or amend any employment agreements in effect at the time of the adoption of the resolutions. The severance agreements with Messrs. Rand, Friedman and Lisenby continue to include the “gross up” provision because they were in effect at the time the Board adopted these policies.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2017:

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
	$	$	$	$	$
W. Stancil Starnes
Cash Severance-Annual Salary	—	—	2,898,699	2,898,998	—
Cash Severance-Average Annual Incentive	—	—	4,508,691	4,508,691	—
Equity Compensation Vesting(2)	2,362,581	3,857,625	2,362,581	3,857,625	3,857,625
Deferred Compensation(3)	1,400,326	1,400,326	1,400,326	1,400,326	1,400,326
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	3,762,907	5,257,951	11,170,297	12,665,341	5,257,951
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	581,892	1,163,784	—
Cash Severance-Average Annual Incentive	—	—	531,087	1,062,175	—
Equity Compensation Vesting(2)	787,527	1,928,813	1,430,465	1,928,813	1,928,813
Deferred Compensation(3)	785,569	785,569	785,569	785,569	785,569
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	1,573,096	2,714,382	3,370,747	4,982,074	2,714,382
Howard H. Friedman
Cash Severance-Annual Salary	—	—	581,892	1,163,784	—
Cash Severance-Average Annual Incentive	—	—	545,625	1,091,251	—
Equity Compensation Vesting(2)	787,527	1,928,813	1,430,465	1,928,813	1,928,813
Deferred Compensation(3)	1,367,321	1,367,321	1,367,321	1,367,321	1,367,321
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	2,154,848	3,296,134	3,967,037	5,592,902	3,296,134
Jeffrey P. Lisenby
Cash Severance-Annual Salary	—	—	396,745	793,490	—
Cash Severance-Average Annual Incentive	—	—	370,315	740,630	—
Equity Compensation Vesting	787,527	1,928,813	1,430,465	1,928,813	1,928,813
Deferred Compensation(3)	141,534	141,534	141,534	141,534	141,534
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	929,061	2,070,347	2,380,793	3,646,201	2,070,347
Michael L. Boguski
Cash Severance-Annual Salary	—	—	464,037	928,074	—
Cash Severance-Average Annual Incentive	—	—	373,984	747,968	—
Equity Compensation Vesting(2)	301,752	1,637,348	1,039,901	1,637,348	1,637,348
Noncompete(4)	400,000	400,000	400,000	400,000	—
Deferred Compensation(3)	73,748	73,748	73,748	73,748	73,748
Medical Benefits	—	—	31,734	31,734	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	775,500	2,111,096	2,383,404	3,818,872	1,711,096

(1)	Reflects the maximum amount that can be paid upon involuntary termination of employment. If the executive terminates for good reason, the executive is entitled to cash severance, the executive’s account in the Deferred Compensation Plan, all unvested RSUs, and unvested performance shares to the extent earned. If we terminate the executive without cause, the executive is only entitled to cash severance and the executive’s account in the Deferred Compensation Plan. If we terminate the executive for cause, the executive is only entitled to the executive’s account in the Deferred Compensation Plan. See Note (4) for a description of additional payments to Mr. Boguski under his Retention and Severance Compensation Agreement.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $57.15 based on the closing price on the NYSE on December 29, 2017 (the last trading day of 2017). We calculated the number of shares based on the target achievement levels since the unvested performance shares and stock awards have not been earned yet; therefore, it is possible that the actual amounts could be higher or lower, or that the performance criteria is not achieved so that no amount is payable. We disclose the threshold, target and maximum achievement levels in the table under the caption “Grants of Plan-Based Awards” on page 36 of this proxy statement.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account. The executives will be entitled to return of the contributions contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

(4)	Mr. Boguski is entitled to payment of the consideration for his noncompetition agreement in the amount of $400,000 unless his employment is terminated for cause.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Bruce D. Angiolillo	84,833	55,977	—	—	—	140,810
Samuel A. Di Piazza	93,833	60,959	—	—	—	154,792
Robert E. Flowers	85,333	60,959	—	—	—	146,292
M. James Gorrie	56,333	60,959	—	—	—	117,292
Ziad R. Haydar	60,333	55,977	—	—	—	116,310
John J. McMahon, Jr.	66,333	60,959	—	—	—	127,292
Ann F. Putallaz*	33,833	—	—	—	—	33,833
Frank A. Spinosa	85,833	55,977	—	—	—	141,810
Katisha T. Vance.	36,667	55,977	—	—	—	92,644
Thomas A. S. Wilson, Jr.	56,333	60,959	—	—	—	117,292

*	Did not stand for re-election in 2017

(1)	Includes 940 shares of Common Stock granted to the directors whose terms commenced on May 31, 2017, as stock awards under the 2014 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on that date was $59.55. Also includes 90 RSUs granted to each of Di Piazza, Flowers, Gorrie, McMahon, and Wilson, being the directors who elected to participate in the 2011 Stock Ownership Plan on October 5, 2017. Each RSU is valued at $55.35 which was the closing price of a share of Common Stock on the NYSE on October 5, 2017.

Non-management directors received an annual retainer of $50,000 in 2017. In addition to this annual retainer, the Chairman of the Audit Committee received an additional annual retainer of $20,000 in 2017; the other members of the Audit Committee received an additional annual retainer of $10,000 in 2017. The Chairman of the Compensation Committee received an additional annual retainer of $10,000 in 2017. The Lead Director received an additional retainer of $15,000 in 2017. The Chairman of the Nominating/ Corporate Governance Committee received an additional retainer of $10,000 in 2017.

Non-management directors also received meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,500 for attendance at committee meetings that are not held on the same day as board meetings (each meeting fee is increased by $1,000 for non-management directors who are required to travel to the meeting). Audit Committee members will receive a fee for attending committee meetings that are held on the same day as board meetings. Directors were eligible to participate in the 2011 Stock Ownership Plan.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2017, the amount fixed by the Compensation Committee for the stock award for each director was $56,000. Shares are payable from the shares reserved for issuance under the 2014 Equity Incentive Plan.

Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended. Cash dividends accumulate on the shares of Common Stock credited to the accounts of the directors and are applied toward the acquisition of additional shares of Common Stock for the account of the director. The accumulated dividends are used to acquire whole shares of Common Stock at the price of a share on the date of the payment of the dividend. Any amount not applied to the acquisition of the shares is retained in each director’s account and accumulated with future dividends on the shares credited to the director’s account. The amount so accumulated is to be applied to the acquisition of shares of Common Stock on date of the next dividend payment until the shares are distributed.

Risk Management in Relation to Compensation Policies and Practices

Short term incentive compensation as well as long-term incentive compensation for the executive officers and key employees of ProAssurance is provided under guidelines established under incentive plans approved by our stockholders and reviewed annually by the Compensation Committee.

The performance objectives used to measure achievement under these incentive compensation plans involve a mix of performance measures that are commonly used by public companies in the insurance industry, which include the following: return on equity; combined ratio; written premiums; and stock performance against a nationally recognized index. These performance measures are weighted with the intent that a balance among the various measures is required to achieve maximum incentive compensation, thereby avoiding undue focus on any one of the objective criteria. A description of the performance measures used in our incentive plans is included in this proxy statement under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 22.

Our Compensation Committee analyzes the risks inherent in our incentive compensation plans in connection with its evaluation of the incentive compensation to be awarded to our key employees. As part of its duties as the Compensation Committee’s independent compensation consultant, Total Compensation Solutions, assists the Compensation Committee in its evaluation of the risks associated with our incentive compensation plans. Based on information provided by Total Compensation Solutions and its own analysis, the Compensation Committee has determined that the goals and incentives used in our incentive compensation plans are reasonable; are related to the sound financial management of ProAssurance and its subsidiaries; are generally consistent with past practice and industry practices; and do not present unnecessary or excessive risk that could threaten the value of ProAssurance in any material respect.

While all of our executive officers are compensated through the mixture of base salary, short-term incentive compensation and long-term incentive compensation as described under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, we have a limited number of employees who are directly engaged in sales activity and receive a significant portion of their compensation in the form of commission payments for new and renewal business. The payment of commissions based solely on the production of business presents a risk of writing unprofitable business in order to obtain a commission. This risk is mitigated by the fact that the decision as to whether business will be written is made by our underwriting staff whose compensation is not commission based and whose incentive compensation, if any, is based on multiple performance measures under one or more of our previously described incentive plans.

We recognize that the performance measures under our incentive compensation plans are predominantly based on the financial information included in our financial statements and reports. There is a risk that incentive compensation could be paid based on erroneous financial information if our financial statements should be found to be inaccurate in any material respect. In December 2010 our Board of Directors adopted a recoupment (“clawback”) policy pursuant to which our executives must agree to pay back incentive compensation to the extent that such compensation is based on incorrect financial information derived from financial statements that are subsequently required to be restated.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship between the annual total compensation of our CEO, Mr. Starnes, and the median of the annual total compensation of our employees for 2017 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of Mr. Starnes to the median of the annual total compensation of our employees for 2017 was 39 to 1. This ratio was based on the following:

•	the annual total compensation of Mr. Starnes for 2017, as set forth in the Summary Compensation Table, was $3,679,442; and

•	the median of the annual total compensation of all of our employees (other than Mr. Starnes), determined in accordance with Item 402(u) of Regulation S-K, was $94,123.

For purposes of the above CEO pay ratio disclosure, we were required to identify a “median employee” based on our entire workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time). The “median employee” was determined by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO). The methodology and the material assumptions and estimates that we used to identify the median of the compensation of our employee population were as follows:

Employee Population: We determined that, as of December 31, 2017, the date we selected to identify the “median employee,” our employee population consisted of 997 individuals (other than the CEO) working for ProAssurance Corporation and our consolidated subsidiaries, with all of these individuals located in the United States.

Compensation Measures Used to Identify the Median Employee: For purposes of measuring the compensation of our employees to identify the “median employee,” we utilized base salary / wages and overtime pay, plus cash incentive compensation (annual bonus), commissions, or other cash compensation earned for individual and corporate performance in 2017. We annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments. We then added the grant-date value of any long-term equity awards made in 2017, plus employer contributions to our qualified retirement plan in 2017, plus the actual value of company-paid benefits (including company-paid premiums for health, dental, life, and disability insurance and any company contribution to health savings accounts). Using this methodology, in accordance with Item 402(c)(2)(x) of Regulation S-K, we determined that the “median employee” was an employee with total compensation of $94,123 earned for the year ended December 31, 2017.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2)	5,573,593	10.4%
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.(3)	5,194,569	9.8%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Based on ownership percentages reported in the filings on Schedule 13G detailed below.

(2)	In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2017, it had sole voting power with respect to 5,357,786 shares of Common Stock and sole dispositive power with respect to 5,573,593 shares of Common Stock.

(3)	In a Schedule 13G filed with the SEC, The Vanguard Group, Inc., an investment adviser, disclosed that, as of December 31, 2017, it had sole voting power with respect to 29,245 shares of Common Stock, shared voting power with respect to 12,000 shares of Common Stock, sole dispositive power with respect to 5,159,156 shares of Common Stock and shared dispositive power with respect to 35,413 shares of Common Stock.

Ownership by Our Directors and Executive Officers

The following table sets forth, as of March 26, 2018, information regarding the ownership of Common Stock by:

•	our executive officers named in the Summary Compensation Table under “Executive Compensation,” which we refer to as the “Named Executive Officers;”

•	our directors and director nominees; and

•	all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Kedrick D. Adkins Jr.†.	0	*
Bruce D. Angiolillo.	2,360	*
Samuel A. Di Piazza, Jr.	10,986	*
Robert E. Flowers	84,566	*
M. James Gorrie	10,659	*
Ziad R. Haydar	7,019	*
John J. McMahon, Jr.	39,318	*
Frank A. Spinosa	7,826	*
W. Stancil Starnes	196,462	*
Katisha T. Vance	1,037	*
Thomas A. S. Wilson, Jr.	10,659	*

Other Named Executive Officers
Howard H. Friedman(2)	273,327	*
Edward L. Rand, Jr.(3)	112,428	*
Jeffrey P. Lisenby	53,329	*
Michael L. Boguski	28,611	*

All Directors, Director Nominees and Executive Officers as a Group (17 Persons)	983,888	1.8%

*	Less than 1%.

†	Director nominee in 2018.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes restricted stock units and performance shares granted to executive officers. No executive officer holds unexercised stock options.

(2)	Includes 346 shares held in an individual retirement account for Mr. Friedman’s spouse.

(3)	Shares are held in a joint brokerage account for Mr. Rand and his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 reports we received, and on written representations from our reporting persons, we believe that our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2017.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•	Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain and (iii) competing with ProAssurance.

•	If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•	If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

The Nominating/Corporate Governance Committee has adopted the Procedures for Evaluation of Reportable Related Party Transactions. The procedures provide a framework for evaluating any transaction that the Company determines would be required to be publicly disclosed by Item 404(a) of Regulation S-K, and apply to directors, nominees for directors, executive officers and certain persons related to any of the foregoing (related parties). The procedures are administered by the Company’s general counsel acting as Corporate Compliance Officer. The general counsel monitors compliance and reviews annually a completed questionnaire from each director, nominee for director and executive officer that sets forth certain business and other affiliations that relate to the business and activities of the Company. The general counsel reports any related party transaction he becomes aware of to the Nominating/Corporate Governance Committee. The committee must evaluate the transaction to determine whether it is fair and reasonable to the Company, and should also evaluate the impact the transaction will have on a director’s independence, if applicable.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

As discussed in further detail under “Independent Directors” beginning on page 7 of this proxy statement, ProAssurance had transactions in 2017 in which one of our directors, Ziad R. Haydar, M.D., had or will have a direct or indirect material interest. Dr. Haydar is Chief Clinical Officer of Ascension Health, a subsidiary of Ascension Health Alliance. Ascension Health has entered into a Program Agreement with ProAssurance (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the Ascension Health Alliance health system. During 2017, ProAssurance’s insurance subsidiaries wrote premiums through the Program and ProAssurance paid a reinsurance premium to a subsidiary of Ascension Health Alliance, which paid a ceding commission to a subsidiary of ProAssurance from the reinsurance premiums. The amounts involved in this transaction are described in detail under “Independent Directors.”

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our By-Laws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 31 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by prior written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2019 Annual Meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 31, 2018 in order for the proposal to be considered for inclusion in the proxy statement for the 2019 annual meeting of stockholders. Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•	a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•	a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies for any person, whether or not a stockholder or employee, to report concerns regarding accounting and other matters and to communicate with our lead independent director. Any person who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee via the internet or telephone by using the EthicsPoint hotline described in the Corporate Governance section on our website at www.ProAssurance.com. Any person may communicate with our lead director, Robert E. Flowers, M.D., by submitting a report clearly marked to his attention through the EthicsPoint hotline. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐

Nominees:
1 M.James Gorrie 2 Ziad R. Haydar 3 Frank A. Spinosa 4 Thomas A. S. Wilson, Jr 5 Kedrick D. Adkins Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3..	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3. Advisory vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

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PROASSURANCE CORPORATION

Annual Meeting of Shareholders

May 23, 2018 9:00 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 13, 2018, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Time, on Wednesday, May 23, 2018, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 23, 2018

Meeting Information
PROASSURANCE CORPORATION	Meeting Type:	Annual Meeting
	For holders as of:	March 26, 2018
	Date: May 23, 2018	Time: 9:00 AM CDT
Location: ProAssurance Corporation
5th Floor
100 Brookwood Place
Birmingham, AL 35209

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report         2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 09, 2018 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote

FOR the following:

1.	Election of Directors

Nominees

1      M. James Gorrie    2    Ziad R. Haydar    3    Frank A. Spinosa    4    Thomas A. S. Wilson, Jr    5     Kedrick D. Adkins Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3..

2.	To ratify the appointment of Ernst & Young LLP as independent auditors.

3.	Advisory vote on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.